UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2016

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9 Fourth Avenue
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On December 21, 2016, OvaScience, Inc. (“OvaScience” or the “Company”) determined to change its corporate strategy.  The Company announced that it will continue to make AUGMENTSM available to patients at partner clinics in Canada and Japan and maintain its current commercial footprint, but will slow its commercial expansion, reassess its ongoing and planned clinical studies of AUGMENT, and undertake a corporate restructuring, including a workforce reduction to better align its workforce to its revised corporate strategy and to carefully manage the Company’s cash burn.

As a result of its corporate restructuring, the Company anticipates that operating cash burn will be between $45 million and $50 million in 2017, excluding one-time cash items of approximately $7 million to $8 million related to the restructuring. The Company may also incur further restructuring charges related to the restructuring plan.  These changes will enable the Company to extend its cash position into the first quarter of 2019 and increase its focus on the development of OvaPrimeSM and OvaTureSM. The restructuring is expected to be completed in the first half of 2017.

The Company will update this Current Report on Form 8-K when it is able to estimate its cash payments or the amount of the accounting charge in connection with the workforce reduction.

Additional details regarding the restructuring and its impact on the Company’s business are set forth in the press release attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective on December 21, 2016, in connection with the restructuring described above, Harald Stock, Ph.D. and Paul Chapman have chosen to step down from their employment as the Company’s President and Chief Executive Officer and Chief Operating Officer, respectively.  Dr. Stock has also resigned as a member of OvaScience’s Board of Directors. Michelle Dipp, M.D., Ph.D., one of the founders of OvaScience and the Company’s current Executive Chair and former Chief Executive Officer, will continue to serve as Executive Chair and will serve as acting President and principal executive officer while the Company conducts a search for a new Chief Executive Officer.  Information regarding Dr. Dipp’s business experience is included in OvaScience’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 18, 2016 (File No. 001-35890) under the caption “Corporate Governance—Our Board of Directors”, which is incorporated herein by reference.

In connection with the departures from the Company of Dr. Stock and Mr. Chapman, the Company has entered into separation agreements with each individual. Dr. Stock’s separation agreement provides for a payment of fourteen (14) months of his base salary and the termination of all equity grants. Mr. Chapman’s separation agreement provides for a payment of eight (8) months of his base salary and the termination of all equity grants. The separation agreements with each of Dr. Stock and Mr. Chapman will be filed as exhibits to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2016.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)  On December 21, 2016, the Board of Directors of OvaScience approved an amendment to the Company’s Second Amended and Restated Bylaws. The purpose of the amendment is to allow the Company to have a vacancy in the office of Chief Executive Officer. The Bylaws as amended are attached as an exhibit to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

3.1                     Third Amended and Restated Bylaws of OvaScience, Inc.

99.1              Press release dated December 21, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: December 23, 2016	/s/ Christophe Couturier
Christophe Couturier
Chief Financial Officer